UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2015

CombiMatrix Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33523	47-0899439
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

310 Goddard, Suite 150
Irvine, CA 92618

(Address of principal executive offices, including zip code)

(949) 753-0624

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report is incorporated herein by reference.

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 2, 2015, CombiMatrix Corporation (the “Company”) adopted a Transaction Bonus Plan (the “Transaction Bonus Plan”).  The Transaction Bonus Plan provides for certain bonus payments to be made, upon the consummation of a qualifying change of control transaction, to certain employees of the Company as shall be determined from time to time by the Company’s Compensation Committee.  The aggregate value of the bonuses payable under the Transaction Bonus Plan shall not exceed the greater of (i) $1,000,000 or (ii) ten percent (10%) of the net proceeds received in connection with a qualifying change of control transaction, and the percentage of such bonus pool awarded to each eligible participant shall be determined from time to time by the Company’s Compensation Committee.

On December 7, 2015, the Company amended and restated the Company’s Restated Executive Change of Control Severance Plan (the “Restated Executive Change of Control Severance Plan”) to (i) increase from six months to twelve months the amount of cash severance and COBRA premiums payable thereunder to the Chief Executive Officer of the Company, (ii) extend the term of the Restated Executive Change of Control Severance Plan such that it automatically renews annually unless terminated upon 12 months prior written notice and (iii) make certain other technical and clarification changes.

The Transaction Bonus Plan is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Restated Executive Change of Control Severance Plan, as restated on December 7, 2015, is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

10.1	CombiMatrix Corporation Transaction Bonus Plan dated December 2, 2015

10.2	CombiMatrix Corporation Restated Executive Change of Control Severance Plan, as amended and restated on December 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBIMATRIX CORPORATION

Dated:	December 7, 2015	By:	/S/ SCOTT R. BURELL
Scott R. Burell, Chief Financial Officer